Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary — Treasurer (417) 625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

REPORTS DECLARATION OF DIVIDENDS AND INCREASED EARNINGS

JOPLIN, MO, January 29, 2004 — (NYSE: EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable March 15, 2004, to holders of record as of March 1, 2004.

The Company reported earnings for 2003 of $29.4 million, or $1.29 per share, compared to earnings of $25.5 million, or $1.19 per share, for 2002. Earnings for the fourth quarter of 2003 were $4.8 million, or $0.21 per share, compared to fourth quarter 2002 earnings of $3.6 million, or $0.16 per share.

Revenues and earnings for 2003 compared to 2002 were positively impacted by Missouri, Oklahoma and FERC rate increases and continued customer growth.  Also increasing earnings for 2003 over 2002 were lower maintenance and repairs expense and the absence of merger expenses.

Negatively impacting earnings for 2003 were increases in depreciation and amortization expense, pension and health care expenses, interest expenses and increased insurance premiums as well as a decrease in off-system sales.

Earnings increased in the fourth quarter of 2003 compared to the fourth quarter of 2002 due in part to the increase in rates discussed above, a decrease in total fuel and purchased power costs and decreased maintenance and repairs expense.  A slight profit attributable to our non-regulated activities in the fourth quarter as compared to a loss in the same quarter of 2002 also contributed to increased earnings.  Increases in depreciation and amortization expense and pension and health care expenses partially offset the earnings growth for the quarter.

During the fourth quarter of 2003, the Company determined that an adjustment was necessary to the estimated pension cost that had been recorded throughout 2003 related to the defined benefit pension plan covering substantially all of Empire’s employees.  This non-cash adjustment in total increased the Company’s pension cost by $1.4 million, net of tax, or $0.06 per share.  The Company has determined that prior 2003 quarters are impacted by this adjustment, and as a result, will restate earnings for each of the first three quarters of 2003.  The restatement will reduce previously reported earnings by $0.02, $0.01 and $0.02 per share for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, respectively.  See the table below for additional information.

Bill Gipson, President and CEO, will host a conference call tomorrow morning, January 30, 2004, at 10:00 a.m. Eastern Time to discuss the year-end and fourth quarter 2003 earnings.  To access the conference call, parties in the United States should dial 1-800-289-0529 any time after 9:45 a.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com.  Forward looking and other material information may be discussed during the conference call.

-more-

January 29, 2004

THE EMPIRE DISTRICT ELECTRIC COMPANY FINANCIAL HIGHLIGHTS

	Quarter Ended Dec 31		Twelve Months Ended Dec 31
	2003	2002	2003	2002
Operating Revenues	$72,967,000	$71,878,000	$325,505,000	$305,903,000
Net Income Applicable to Common Stock	$4,845,000	$3,648,000	$29,450,000	$25,524,000 *
Weighted Average Common Shares Outstanding	23,214,974	22,534,690	22,845,952	21,433,889
Basic and Diluted Earnings per Share	$0.21	$0.16	$1.29	$1.19 *

*  Includes merger expenses (net of tax) of approximately $1,002,000, or $0.05 per share.

THE EMPIRE DISTRICT ELECTRIC COMPANY RESTATEMENT TO 2003 QUARTERLY EARNINGS

	As Previously Reported	As Restated
Quarter Ended March 31, 2003:

Net income applicable to common stock	$6,024,265	$5,645,179
Basic and diluted earnings per share	$0.27	$0.25

Quarter Ended June 30, 2003:

Net income applicable to common stock	$2,900,741	$2,662,300
Basic and diluted earnings per share	$0.13	$0.12

Quarter Ended September 30, 2003:

Net income applicable to common stock	$16,762,645	$16,297,937
Basic and diluted earnings per share	$0.73	$0.71

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 154,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, utility industry technical training, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.